  EXHIBIT 99.3

TPT Global Tech's Subsidiary TPT MedTech Partners with Grenada’s St. Augustine Medical Services (SAMS) to Provide Comprehensive Covid Testing Capabilities in Grenada

TPT Delivers First “QuikLAB” Covid Testing Lab and Will Deploy “QuikPASS” Check and Verify Passport Platform in Conjunction with SAMS Testing Capabilities Near International Airport

SAN DIEGO, CA / ACCESSWIRE / September 22, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com (“TPTW or the Company”) (OTCBB:TPTW) announced today that its subsidiary TPT MedTech www.tptmedtech.com is partnering with St. Augustine Medical Services (SAMS) www.samsgrenada.com of Grenada to expand Point of Care (POC) operations in the Caribbean. TPT has just delivered the first of its “QuikLAB™” mobile laboratories to the island and will be working with SAMS to combine its testing capabilities with TPT's “QuikPASS™” Check and Verify Passport technology platform to accurately and efficiently provide Covid testing for tourists, local citizens, and government agencies.

SAMS is a leading provider of respiratory infection detection in Grenada, removing the guesswork with syndromic testing by utilizing a multiplex PCR test. This methodology takes one sample from a patient and combines it with several possible pathogens into one test, with results in about an hour. Coupled with TPT's “QuickPASS” Check and Verify System, the partnership will be providing one of the most robust testing, tracking, and reporting systems in the Caribbean.

“We endeavor to protect our citizens and visitors to our island at all times and working with TPT's Medical division on a comprehensive program for testing will add to what we've already done,” said L.N. Amechi M.D., Managing Director of St. Augustine Medical Services. “We've seen what TPT has been doing elsewhere in the Caribbean and know it's a sound match for the protections we want to set up here.”

Tourists in the country who are tested by an authorized “QuikLAB” facility will have to download the “QuikLAB” App, get tested and present and show their “QuikPASS” report results electronically via a QR code on their “QuikLAB” app. Once cleared to travel, tourists show or scan their “QuikPASS” QR code which displays their HIPPA compliant testing records to verify that they have been tested within the required timeframe making them free to travel home. The company has been successfully running its QuikLAB and QuikPass technology platform in Jamaica where international travelers at both international airports in Montego Bay and Kingston are using the QuikPASS verification platform to travel home to their respective countries.

Travelers from Grenada to the US, Canada, the UK, and other countries may utilize “QuikPASS” or other COVID passport apps available or get tested at any approved facility and show their negative COVID-19 laboratory test results at the airport in the form of written documentation (electronic or printed) for clearance to travel. The CDC and other foreign authorities have mandated that all travelers coming back from the Caribbean, Mexico, and Latin America must be tested before arrival into the United States, Canada, and the UK. TPT MedTech Caribbean will charge QuikLAB customers $85 for an antigen test and $120 for a PCR test in Grenada. Pre-Covid, Grenada saw 4 million tourists enter and depart the country annually.

“We seek partners who are a good fit with our technology and systems and St. Augustine is a perfect match. As we continue to expand our Caribbean footprint as a leader in the fight against infectious diseases, Covid 19 and all variants, additional partners will be sought and we expect to be able to further grow our presence and revenue opportunities through such arrangements,” said Stephen Thomas, CEO of TPT Global Tech.

TPT MedTech developed its “QuikPASS™” Check and Verify passport system and Covid 19/Vaccination monitoring platform to serve corporations, government organizations, schools, airlines, hospitals, event venues, restaurants, hotels, and nightclubs. TPT solutions will check and verify that an individual has been tested for Covid 19 as well as those vaccinated. TPT will provide proof individuals are able to travel or gain access to venues with the idea that everyone inside that venue would be virus-free. The “QuikPASS” “Check and Verify” passport-style platform works with third-party testing labs and organizations that participate in the “QuikPASS” Network and will be offered FREE to US domestic and international business commerce and government organizations around the world.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

PR-Shep Doniger
sdoniger@bdcginc.com
561-637-5750

IR-Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech Inc.